Exhibit 11

             CARPENTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
              PRIMARY EARNINGS PER COMMON SHARE COMPUTATIONS
       for the three and six months ended December 31, 1994 and 1993
                   (in thousands, except per share data)




                            Three Months         Six Months
                         ------------------  ------------------
                           1994      1993      1994      1993
                           ----      ----      ----      ----
Net Income for Primary
- ----------------------
  Earnings Per Common
  -------------------
  Share
  -----
Net income               $  9,827  $  7,360  $ 14,759  $ 10,132

Dividends accrued on
  convertible preferred
  stock, net of tax
  benefits                   (400)     (413)     (800)     (819)
                         --------  --------  --------  --------
Net income for primary
  earnings per common
  share                  $  9,427  $  6,947  $ 13,959  $  9,313
                         ========  ========  ========  ========
Weighted Average Common
- -----------------------
  Shares
  ------
Weighted average number
  of common shares
  outstanding               8,126     7,999     8,132     7,994

Effect of shares
  issuable under the
  stock option plans           35        33        50        25
                         --------  --------  --------  --------
Weighted average
  common shares             8,161     8,032     8,182     8,019
                         ========  ========  ========  ========

Primary Earnings Per
- --------------------
  Common Share           $   1.16  $    .86  $   1.71  $   1.16
  ------------           ========  ========  ========  ========

                                                                 Exhibit 11

             CARPENTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
           FULLY DILUTED EARNINGS PER COMMON SHARE COMPUTATIONS
       for the three and six months ended December 31, 1994 and 1993
                   (in thousands, except per share data)




                            Three Months         Six Months
                         -------------------  ------------------
                           1994      1993      1994      1993
                           ----      ----      ----      ----
Net Income for Fully
- --------------------
  Diluted Earnings Per
  --------------------
  Common Share
  ------------
Net income               $  9,827  $  7,360  $ 14,759  $ 10,132

Shortfall between common
  and preferred dividend     (199)     (199)     (397)     (397)
                         --------  --------  --------  --------
Net income for fully
  diluted earnings per
  common share           $  9,628  $  7,161  $ 14,362  $  9,735
                         ========  ========  ========  ========
Weighted Average
- ----------------
  Common Shares
  -------------

Weighted average number
  of common shares
  outstanding               8,126     7,999     8,132     7,994

Conversion of
  preferred shares            459       461       459       461

Effect of shares
  issuable under the
  stock option plans           32        52        51        52
                         --------  --------  --------  --------
Weighted average
  common shares             8,617     8,512     8,642     8,507
                         ========  ========  ========  ========
Fully Diluted Earnings
  Per Common Share       $   1.11  $    .84  $   1.66  $   1.14
                         ========  ========  ========  ========